Exhibit 99.1

News Release dated December 18, 2014.

MURPHY OIL CORPORATION CLOSES FIRST PHASE OF

PARTIAL DIVESTITURE OF MALAYSIAN ASSETS

EL DORADO, Arkansas, December 18, 2014 – Murphy Oil Corporation (NYSE:MUR) announced today that its wholly owned subsidiaries, Murphy Sabah Oil Co., Ltd. and Murphy Sarawak Oil Co., Ltd. (collectively “Murphy”), have closed on the first phase of the sale of 30% of Murphy’s Malaysian oil and gas assets to PT Pertamina Malaysia Eksplorasi Produksi (“Pertamina”) that was originally announced on September 30, 2014.  The first phase covers two-thirds of the transaction or 20% of Murphy’s Malaysian oil and gas assets with the remaining portion scheduled to close in the first quarter of 2015.  The transaction has an aggregate purchase price of $2.0 billion and an effective date of January 1, 2014.

Roger W. Jenkins, President and Chief Executive Officer, commented, "I am pleased to close on the first phase of this important transaction with Pertamina that marks the value of our long term Malaysian business.  Obtaining the required approvals on schedule illustrates our long history and close working relationship with PETRONAS.  We look forward to working with Pertamina and all of our partners in Malaysia as we move forward with our exploration and development plans in the region.”

Tudor, Pickering, Holt & Co. served as exclusive financial advisor to Murphy on the transaction.  Gibson, Dunn & Crutcher LLP acted as legal counsel to Murphy.

For further information contact Barry Jeffery 870-864-6501.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements, which express management's current views concerning future events or results, are subject to inherent risks and uncertainties.  Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a deterioration in the business or prospects of Murphy, adverse developments in Murphy's markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally.  Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, uncontrollable natural hazards and a failure to execute currently contemplated dispositions on acceptable terms.  For further discussion of risk factors, see both Murphy's 2013 Annual Report on Form 10-K and Form 10-Q for the quarterly period ended September 30, 2014, on file with the U.S. Securities and Exchange Commission.  Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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